CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-46865, 333-7328 and 333-08270) of Rio Tinto plc of our report dated June 29, 2011, with respect to the statement of net assets available for benefits of the Rio Tinto America Inc. 401(k) Savings and Investment Partnership Plan as of December 31, 2010, which report appears in the December 31, 2011 Annual Report on Form 11-K/A of the Rio Tinto America Inc. 401(k) Savings and Investment Partnership Plan.

/s/ Tanner LLC

Salt Lake City, Utah

November 30, 2015